Exhibit 10.1

SETTLEMENT AND RETENTION AGREEMENT

THIS SETTLEMENT AND RETENTION AGREEMENT (this “Agreement”) is entered into and made effective for all purposes as of February 28, 2005 (the “Effective Date”) by and between CERBCO, Inc., a Delaware corporation (the “Company”), and George Wm. Erikson (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Supplemental Executive Retirement Income Agreement, which was entered into effective as of January 1, 1994, and which was subsequently amended effective as of July 1, 1997 and as of June 11, 1999 (the “SERP”); and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have agreed to terminate the SERP effective as of February 28, 2005, and in connection with such termination to amend the SERP to provide the Executive with a lump sum payment that is actuarially equivalent to the benefit that the Executive has earned under the SERP as of February 28, 2005, which benefit is payable pursuant to the terms of the SERP in the form of a monthly single life annuity, with 180 monthly payments certain; and

WHEREAS, the Board and the Executive have agreed that the annual amount that the Executive is entitled to receive under the SERP as of February 28, 2005 is One Hundred Thirty-Nine Thousand One Hundred Sixty-Six Dollars ($139,166) (the “SERP Annuity Payment”); and

WHEREAS, the Board and the Executive have agreed that the Company shall make a payment to the Executive, based upon assumptions set forth herein, which are mutually agreeable to the Board and the Executive, to provide compensation to the Executive for the anticipated economic impact of the loss of tax deferral resulting from the payment of the Executive’s SERP benefit in the form of a lump sum payment as opposed to monthly annuity payments; and

WHEREAS, INEI Corporation, a Delaware corporation (“INEI”), is a subsidiary of the Company; and

WHEREAS, INEI has sold substantially all of its operating assets and substantially all of its material real property and has dissolved and is in the process of winding up its affairs; and

WHEREAS, the stock of INEI owned by the Company represents a significant portion of the assets of the Company; and

WHEREAS, the Board has approved a plan of complete dissolution and liquidation of the Company in connection with the receipt of the proceeds of the dissolution of INEI; and

WHEREAS, in the event that the stockholders of the Company approve the dissolution of the Company, the Board desires to provide compensation to the Executive in order to obtain the Executive’s commitment to provide services in connection with the liquidation of the Company and its final winding-up; and

WHEREAS, the Board and the Executive desire to enter into a written agreement which sets forth their agreements and understandings.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties, intending to be legally bound, agree as follows:

1. Recitals. The foregoing recitals are incorporated herein and made a substantive part of this Agreement.

2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue through the date that is three (3) years following the effective date of the Company’s dissolution or, if earlier, through the date that the Board authorizes a final liquidating distribution to the Company’s stockholders or to a liquidating trust (the “Term”).

3. Termination of the SERP.

A. The Company and the Executive hereby agree that the SERP shall be, and hereby is, terminated effective as of February 28, 2005 and that a lump sum amount shall be calculated (the “SERP Payment”) and, subject to Section 9A hereof, paid by the Company to the Executive in accordance with the Amendment to the SERP, a copy of which is attached hereto as Exhibit A and made a part hereof, no later than 90 days after February 28, 2005.

B. The Company and the Executive agree that subject to Section 9A hereof, on the same date that the SERP Payment is made to the Executive, the Company shall pay the Executive a lump sum amount (the “Make-Up Payment”) equal to the amount by which the aggregate of the SERP Annuity Payments, accumulated with interest to age 85, exceed the SERP Payment, accumulated with interest to age 85, calculated on the basis of the following assumptions:

(i) As provided in the SERP, that the SERP Annuity Payments would begin at the Executive’s current age, which is 63, and that the payments would be paid over 22 years, which is approximately the life expectancy of a person who attains age 63; and

(ii) That the SERP Payment and each SERP Annuity Payment (as well as all future income with respect to the SERP Payment and all future income with respect to each SERP Annuity Payment) would be taxed at a combined Federal, state and local tax rate of 40%; and

(iii) That the SERP Payment and each SERP Annuity Payment would earn annually compound interest at the same rate of interest that is used to discount the Executive’s SERP benefit to a lump sum amount pursuant to the Amendment to the SERP.

C. The Executive acknowledges and agrees that the calculations performed by Milliman, Inc. (copies of which the Executive acknowledges he was provided on

February 14, 2005), accurately reflect the calculation of a SERP Payment in the amount of One Million Six Hundred Ninety-Two Thousand Two Hundred Twelve Dollars ($1,692,212) and a Make-Up Payment in the amount of Two Hundred Nine Thousand Five Hundred Dollars ($209,500), in accordance with Section 3A and Section 3B hereof, if such SERP Payment and Make-Up Payment were determined as of December 31, 2004.

D. The Company and the Executive agree that in full satisfaction of the Executive’s right to receive reimbursement for legal fees and expenses pursuant to the SERP, subject to Section 9A hereof, on the same date that the SERP Payment is made to the Executive, the Company shall pay the Executive $6,375.39 (the “Attorneys Fee Payment”).

4. Retention Incentives.

A. In the event that the stockholders of the Company approve the dissolution of the Company, as full and complete compensation for the Executive’s commitment to remain in the employ of the Company and to perform the duties set forth in Section 4C hereof, but subject to Section 8B and Section 9B hereof, and except as provided in Section 5 hereof, the Executive shall be entitled to the following:

(i) The Company shall pay the Executive a bonus of Fifty Thousand Dollars ($50,000) (the “Stay Bonus”), in a lump sum, eight (8) days after the Executive executes the Release of Employment Claims within the time period provided for under Section 9B(i) hereof without revocation; and

(ii) The Company shall pay the Executive a severance payment of Two Hundred Twelve Thousand Dollars ($212,000) (the “Severance Payment”), in a lump sum, on the date that the Company makes the initial liquidating distribution to the Company’s stockholders.

B. The Company and the Executive agree that, effective as of February 28, 2005, the Executive shall not be entitled to any other salary or other compensation from the Company, except as provided under this Agreement.

C. The Executive hereby agrees that in the event that the stockholders of the Company approve the dissolution of the Company, the Executive’s principal duties during the Term of this Agreement shall be to take any and all actions as are needed to complete the orderly liquidation and winding up of the Company, including without limitation, all actions needed to evaluate and resolve any and all claims made against the Company, including any claims made by or with respect to any of the Company’s assets or obligations, or with respect to any of its employees or agents, and to see to the sale of all of the Company’s remaining assets.

5. Termination of this Agreement. This Agreement may be terminated prior to the end of the Term (which earlier termination date is referred to under this Agreement as the “Termination Date”) as follows:

A. Either the Board or the Executive may terminate this Agreement at any time upon written notice to the other; provided, that if the Board terminates this Agreement for Cause, the notice to the Executive shall specify the grounds constituting Cause.

B. This Agreement shall automatically terminate upon the death of the Executive.

C. At the election of the Board, this Agreement may be terminated upon the Total Disability of the Executive, by written notice to the Executive.

D. In the event that the Board terminates this Agreement for Cause, or in the event that the Executive terminates this Agreement, the Executive shall not be entitled to the Stay Bonus or the Severance Payment.

E. In the event that the Board terminates this Agreement without Cause, subject to the execution by the Executive of the Release of Employment Claims within the time period provided for under Section 9B(ii) hereof without revocation, and subject to Section 8B hereof, the Executive shall be paid the Stay Bonus and the Severance Payment.

F. In the event that this Agreement is terminated as a result of the death or Total Disability of the Executive:

(i) The Executive shall not be entitled to the Stay Bonus; but

(ii) Subject to the execution by the Executive of the Release of Employment Claims within the time period provided for under Section 9B(ii) hereof without revocation, and subject to Section 8B hereof, the Executive shall be paid the Severance Payment eight (8) days after he executes the Release of Employment Claims without revocation; provided, that in the event of the death of the Executive, the Severance Payment shall be paid to the Executive’s estate eight (8) days after the executor of his estate executes a Release of Employment Claims in substantially the same form as the Release of Employment Claims attached hereto as Exhibit C, without revocation, within the time period provided for under Section 9B(ii) hereof or sixty (60) calendar days after the death of the Executive, whichever is longer.

G. The Board and the Executive agree that the termination of this Agreement pursuant to this Section 5 shall in no event, in and of itself, provide a basis for denying the Executive the SERP Payment, the Attorneys Fee Payment or the Make-Up Payment.

6. Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of, or the entering of a plea of guilty or nolo contendere by the Executive to, any felony or any crime involving moral turpitude; (ii) dishonesty or other willful misconduct on the part of the Executive that is materially harmful to the Company or any subsidiary of the Company; (iii) the failure of the Executive, within ten (10) days after receipt by the Executive of written notice from the Board, to comply with lawful and reasonable instructions of the Board; or

(iv) the failure of the Executive to perform the duties specified in Section 4C hereof in any material respect, other than as a result of illness or other disability, following written notice thereof from the Board and ten (10) days’ opportunity to cure such failure.

7. Definition of Total Disability. For purposes hereof, “Total Disability” shall mean the inability of the Executive to perform the duties set forth in Section 4C hereof by reason of any physical or mental impairment, as determined by a physician or other appropriate medical evidence acceptable to the Board, which continues for sixty (60) substantially consecutive days. The Executive agrees to submit to reasonable examination and/or provide other satisfactory proof of disability as the Board may request.

8. Nonsolicitation and Noncompetition.

A. The Executive covenants and agrees that through the date that is three (3) years following the effective date of the Company’s dissolution, the Executive shall not, directly or indirectly:

(i) Perform services which are, or own any interest in any entity whose business is, competitive with any business historically conducted by any of the Company’s subsidiaries, except that the foregoing shall not preclude the Executive from owning less than a 5% interest, taking into account interests owned by members of the Executive’s family, in a company whose shares are publicly traded;

(ii) Divert or seek to divert any business or business opportunity from the Company or any subsidiary of the Company; or

(iii) Solicit or encourage any employee of the Company or any subsidiary of the Company to cease being an employee of the Company or any subsidiary of the Company.

B. In the event that the Executive breaches any of his material covenants and agreements under Section 8A hereof, and after notice fails to cure any such breach within five (5) business days, then in addition to, and not in lieu of, any and all other remedies that may be available to the Company with respect to such breach, the Executive shall not be entitled to the Stay Bonus or the Severance Payment.

C. The Executive has carefully read the provisions of this Section 8 and (i) understands and acknowledges that such provisions are a material inducement on the part of the Company to pay the Stay Bonus and the Severance Payment, and (ii) agrees that the restrictions set forth in this Section 8 are reasonable and reasonably required for the protection of the Company and its stockholders.

D. The provisions of this Section 8 shall survive the expiration of the Term of this Agreement or its earlier termination.

9. Releases.

A. Release of SERP Claims. The Executive agrees that as a condition of receiving the SERP Payment, the Attorneys Fee Payment and the Make-Up Payment, the Executive shall be required to execute and deliver, without revocation, the Release of SERP Claims, attached hereto as Exhibit B and made a part hereof.

B. Release of Employment Claims.

(i) The Executive agrees that as a condition of receiving the Stay Bonus pursuant to Section 4A(i) hereof, no later than ten (10) days after the last day of the Term of this Agreement, he shall execute the Release of Employment Claims, attached hereto as Exhibit C and made a part hereof.

(ii) The Executive agrees that as a condition of receiving the Stay Bonus or receiving the Severance Payment, pursuant to Section 5E hereof or Section 5F(ii) hereof, no later than ten (10) days after the Termination Date, the Executive (or, in the event of the death of the Executive, the executor of the Executive’s estate) shall execute the Release of Employment Claims, attached hereto as Exhibit C and made a part hereof.

10. Obligations To Be Unsecured. The Company and the Executive understand and agree that the Company’s obligations under this Agreement shall not be secured in any manner and that the Executive’s rights hereunder shall be treated in the same manner as the rights of any other unsecured creditor of the Company. Accordingly, the Company shall not be required to reserve or otherwise set aside, physically or legally, any funds for the payment of its obligations hereunder. Neither the Executive, nor any other person shall be deemed to have any property interest, legal or equitable, in any specific asset of the Company as a result of entering into this Agreement and, to the extent that any person acquires any rights to receive payment under the provisions of this Agreement, such rights shall be no greater than, nor shall they have any preference or priority over, the rights of any unsecured creditor of the Company.

11. Non-Alienation Provision. Neither the Executive nor any other person or persons who may become entitled to payment of any amount under this Agreement shall have any right to anticipate, commute, pledge, encumber, alienate, sell, transfer, assign or otherwise dispose of the right to receive payments hereunder, all of which payments and the rights thereto are expressly hereby declared to be non-assignable and not subject to the debts, contracts, liabilities, engagements or torts of the Executive or such persons.

12. Withholding of Taxes. The Company shall have the right to withhold from all amounts payable pursuant to this Agreement any Federal, state, local or other taxes of any kind required by law to be withheld.

13. Right of Set-Off. By execution of this Agreement, the Executive consents to a deduction from any amounts the Company may owe the Executive pursuant to this Agreement, any and all amounts owed by the Executive to the Company at the time that payment from the Company to the Executive is due.

14. No Employment Rights. This Agreement shall not constitute an agreement of employment and does not give the Executive the right to continue in the employ of the Company or otherwise interfere with the right of the Company to terminate the employment of the Executive at any time.

15. Delegation to Special Committee. The Board may delegate, to a Special Committee of the Board comprised of disinterested Directors, the authority to take any action or make any decision that may be taken or made by the Board under this Agreement.

16. Amendments. This Agreement shall not be amended, modified or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.

17. Notice. All notices and other communications hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or other nationally recognized courier, or by certified or registered mail, postage prepaid, return receipt requested, to the Executive at his most recent address shown on the Company’s records and to the Executive’s counsel, and to the Company or the Board, at the Company’s principal office. A notice that is sent by Federal Express or other nationally recognized courier or that is sent by certified or registered mail will be deemed given on the earlier of the date the notice is received by the addressee or five (5) business days after the date the notice is delivered to the designated address. Either party may change the address to which notices or other communications are to be delivered to them hereunder by giving written notice to the other party as provided in this paragraph.

18. Headings. Section headings and numbers have been inserted for convenience of reference only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

19. Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter whether oral or written.

20. Applicable Law; Prevailing Party.

A. This Agreement, other than Exhibit A, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

B. The prevailing party in any legal action arising out of this Agreement shall be entitled to recover from the other party his (or its) court costs and reasonable attorneys’ fees and expenses incurred in connection with the prosecution and/or defense of such action.

21. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion hereof shall not affect the validity of the remainder thereof.

22. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

ATTEST:	CERBCO, INC., a Delaware corporation

By:

Print Name:
[Corporate Seal]
Print Title:

WITNESS:	EXECUTIVE
(SEAL)
George Wm. Erikson

EXHIBIT A

AMENDMENT

TO

SUPPLEMENTAL EXECUTIVE

RETIREMENT INCOME AGREEMENT

THIS AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME AGREEMENT (this “Amendment”) is adopted and is made effective for all purposes as of the 28th day of February, 2005.

RECITALS

A. CERBCO, Inc., a Delaware corporation (“CERBCO”), entered into a Supplemental Executive Retirement Income Agreement with George Wm. Erikson, effective as of January 1, 1994, as subsequently amended effective as of July 1, 1997 and as of June 11, 1999 (the “Agreement”).

B. Paragraph 5 of the Agreement provides that the Board of Directors of CERBCO may amend or terminate the Agreement at any time.

C. Pursuant to resolutions adopted at a special meeting of the Board of Directors of CERBCO on August 27, 2003, a special committee of the Board of Directors of CERBCO (the “Special Committee”) was established and was granted the authority, among other things, to approve certain agreements in connection with the dissolution of CERBCO that require the review and approval of disinterested directors.

D. Pursuant to such authority granted to the Special Committee on August 27, 2003, the Special Committee recommended to the Board of Directors of CERBCO that the Agreement be terminated, effective as of February 28, 2005, and that this Amendment be adopted.

E. Pursuant to resolutions adopted at a meeting of the Board of Directors of CERBCO on February 28, 2005, the Board of Directors of CERBCO accepted the recommendation of the Special Committee and authorized the termination of the Plan, effective as of February 28, 2005, and the adoption of this Amendment.

AMENDMENT

The Agreement is hereby amended in accordance with the following paragraphs:

1. Paragraph 1 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“1. Retirement Benefit.

A. No later than ninety (90) days after the Benefit Calculation Date, in full and complete satisfaction of all amounts to which the Executive is entitled under this Agreement, CERBCO shall pay to the Executive the Actuarial Equivalent of the Executive’s Supplemental Benefit.

B. For purposes of this Agreement, the following terms shall have the following meanings:

(i) The Executive’s “Supplemental Benefit” shall mean an amount payable in the form of a Term Certain Annuity equal to 50% of the Executive’s Final Monthly Salary, multiplied by a fraction (not to exceed 1)

(a) the numerator of which is the Executive’s completed years (and any fractional year) of employment by CERBCO after 1992 and through the Benefit Calculation Date, and

(b) the denominator of which is the total number of years (and any fractional year) of employment by CERBCO after 1992 that the Executive would have completed if he had continued in employment to his Normal Retirement Date.

(ii) “Benefit Calculation Date” shall mean the earlier of the Executive’s Termination Date or February 28, 2005.

(iii) “Term Certain Annuity” shall mean a monthly payment that is scheduled to begin on the later of the Executive’s 62nd birthday or March 1, 2005, and which would continue for each calendar month thereafter until the Executive’s date of death but which would in no event result in less than one hundred eighty (180) monthly payments.

(iv) “Actuarial Equivalent” shall mean a lump-sum payment which is equal in value to the Supplemental Benefit, where equivalent value is determined as of the Benefit Calculation Date, on the basis of the Discount Rate and the Mortality Factor.

(v) “Discount Rate” shall mean the arithmetic average of the index figures, determined as of the Benefit Calculation Date, of (a) Moody’s Aa 30-year corporate bonds and (b) Merrill high quality corporate bonds for 10 years or longer.

(vi) “Mortality Factor” shall mean the Executive’s life expectancy, without regard to individual factors, as determined under the RP-2000 Healthy Male Annuitant Mortality Table, projected to the year of termination of service using scale AA, as published by the Society of Actuaries.”

2. Paragraph 2 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“2. Death Benefit. In the event of the death of the Executive prior to the payment of the Actuarial Equivalent of the Executive’s Supplemental Benefit, CERBCO shall pay such Actuarial Equivalent of the Executive’s Supplemental Benefit to the Executive’s Beneficiary, no later than ninety (90) days after the Benefit Calculation Date.”

OTHER PROVISIONS

1. The calculation of the Actuarial Equivalent of the Executive’s Supplemental Benefit shall be made by Milliman USA or by such other firm possessing actuarial expertise as the Special Committee may select, and subject to any claims or rights of appeal on the part of the Executive and the Executive’s Beneficiary, such calculation shall be binding on all parties.

2. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby ratified and confirmed in all respects.

EXHIBIT B

RELEASE OF SERP CLAIMS

For and in consideration of the SERP Payment, the Make-Up Payment and the Attorneys Fee Payment, as such terms are defined in the Settlement and Retention Agreement, entered into effective as of February 28, 2005 between George Wm. Erikson (the “Executive”) and CERBCO, Inc. (the “Company”), of which this Release of SERP Claims (this “Release”) has been made a part, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company (including, without limiting the generality of the foregoing, the Special Committee of the Board of Directors of the Company appointed pursuant to resolutions adopted by the Board of Directors of the Company at a special meeting of the Board of Directors on August 27, 2003, and the Special Committee’s counsel and advisors), from and against any and all actions, causes of action, claims, suits, debts, damages, judgments, and demands whatsoever, whether matured or unmatured, whether at law or in equity, and whether now known or unknown, that Executive now has or may have had, at any time prior to and including the date of this Release, arising out of or relating to the Supplemental Executive Retirement Income Agreement, to which the Executive and the Company are parties, and which was entered into effective as of January 1, 1994, and which was subsequently amended effective as of July 1, 1997 and as of June 11, 1999.

Notwithstanding any other provision of this Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that (i) the Executive is not releasing hereunder any rights or potential claims for indemnification or advancement as otherwise available to the Executive as an officer, director, agent or in any other capacity, and (ii) the Executive is not releasing any rights or claims that the Executive may have solely in his capacity as a stockholder of the Company.

Date	George Wm. Erikson

EXHIBIT C

RELEASE OF EMPLOYMENT CLAIMS

THIS RELEASE OF EMPLOYMENT CLAIMS (this “Release”) is being executed by George Wm. Erikson (the “Executive”), for and in consideration of the amounts payable under the Settlement and Retention Agreement entered into effective as of February 28, 2005 (the “Agreement”) between him and CERBCO, Inc. (the “Company”), of which this Release has been made a part, and for other good and sufficient consideration, receipt of which is hereby acknowledged. The Executive agrees as follows:

The Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from and against any and all actions, causes of action, claims, suits, debts, damages, judgments, and demands whatsoever, which he now has or may have had against any one or more of them for any reason whatsoever, in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, arising from or relating to his employment with the Company, or the termination of his employment from the Company, including without limitation any and all claims relating to any Company employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. The Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

The Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. The Executive acknowledges that he has read and understands the foregoing Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Release, and that he has had more than twenty-one (21) days within which to consider this Release. The Executive understands that he has seven days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by the Board, at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which the Executive has signed this Release. The Executive expressly agrees that, in the event he revokes this Release, the Company shall not be obligated to pay him the Stay Bonus or the Severance Pay, as such terms are defined in Section 4 of the Agreement.

Notwithstanding any other provision of this Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that (i) the Executive is not releasing hereunder any rights or potential claims for indemnification or advancement as otherwise available to the Executive as an officer, director, agent or in any other capacity, and (ii) the Executive is not releasing any rights or claims that the Executive may have solely in his capacity as a stockholder of the Company.

Date	George Wm. Erikson